UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________

FORM 8-K
__________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

October 12, 2010

SANTARO INTERACTIVE ENTERTAINMENT COMPANY
(Exact name of Registrant as specified in its charter)

Nevada	333-165751	27-1571493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7372 – Services – Prepackaged Software	0001487347
(Standard Industrial Classification)	(Central Index Key)

5348 Vegas Drive
Las Vegas, NV 89108
(Address of principal executive offices, including zip code)

(702) 871-8678
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

With a copy to:
Andrew J. Befumo, Esq.
Befumo & Schaeffer, PLLC
2020 Pennsylvania Avenue #840
Washington, DC 20006
Phone: (202) 725-6733
Fax: (202) 478-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 12, 2010, the Registrant completed the acquisition of 100% of the issued and outstanding capital stock of Santaro Holdings, Ltd., a limited liability company organized under the laws of British Virgin Islands (“SHL”) incorporated on December 2, 2009, in exchange for Fifty Five Million Six Hundred Seventy Thousand (55,670,000) shares of the Registrant.

As a result of the Acquisition, SHL became Registrant’s wholly owned subsidiary.  As shown in the chart below, SHL has one wholly owned subsidiary, Santaro Investments, Ltd., a Hong Kong corporation, incorporated on January 27, 2010. Santaro Investments, Ltd. has one wholly owned subsidiary, Ningbo Sntaro Network Technology Co., Ltd., a Wholly Foreign Owned Enterprise (WFOE) organized under the laws of the People’s Republic of China (“PRC”), incorporated on July 13, 2010.  Ningbo Sntaro Network Technology Co., Ltd. exercises control over Beijing Sntaro Technology Co., Ltd, an operating company organized under the laws of the PRC, and principally engaged in the development and operation of online games. Beijing Sntaro Technology Co., Ltd. has 67.50% ownership interest in Beijing Sntaro Freeland Network Co., Ltd., a company organized under the laws of the PRC.

FORWARD LOOKING STATEMENTS
The following discussion contains forward-looking statements. Forward-looking statements are identified by words such as “anticipate,” “intend,” “expect,” and words and phrases of similar nature. We caution investors that forward-looking statements are only predictions based on our current expectations about future events and are not guarantees of future performance. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements due to risks, uncertainties and assumptions that are difficult to predict. We encourage you to read all information provided in this Report and in our other filings with the SEC before deciding to invest in our stock or to maintain or change your investment. We undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law.

Overview
Through the acquisition of SHL and its subsidiaries, the Registrant controls the operating entity Beijing Sntaro Technology Co., Ltd.  (“Sntaro” or “Company”).  Sntaro and its subsidiary, Beijing Sntaro Free Land Network Co., Ltd. (the “FL Network”) are collectively referred to as the “Group”. At present the Group is in its development stage.  The Group has not been involved in any bankruptcy, receivership or similar proceeding, or any material reclassification, merger, or consolidation.

Sntaro was organized under the laws of People’s Republic of China (the “PRC”) on August 9, 2006.  On March 9, 2009, the Company acquired a 70% undivided interest in the FL Network. In June, 2010, Sntaro transferred 2.5% ownership in FL Network to Ms. Yu Bai and became 67.5% owner of FL Network. Sntaro is principally engaged in the development and operation of online games, and the FL Network mainly focuses on technology research.

Business
Sntaro’s business is focused primarily on developing and operating web-based multiplayer online games, based on its proprietary SOUL game engine and game development platform.  Sntaro’s objective is to build a high-quality digital interactive entertainment brand and create fine quality online games with independent intellectual property rights. Sntaro’s principal market is the PRC.

The Company employs a development team of approximately 250 personnel, with strong Research and Development (R&D) expertise and experience in the online game industry both in China and Korea.  Since its inception the Company has invested in developing its SOUL proprietary game engine and building new online games. The Company also plans to cooperate with telecommunications operators and value-added service providers to develop and distribute its online games services to 3G mobile subscribers.

Products
One of the key strategies adopted by Sntaro is developing games based on well-known themes and stories popular with film directors keen to make movies and/or TV series based on these tales. Sntaro has already established working relationships with major film studios and movie directors in China, including Mr. Gao Xixi, the Director of new TV series ‘The Three Kingdoms’.

Sntaro’s new online game, Three Kingdoms Online is scheduled to be officially launched in the Chinese market in October 2010.  Sntaro’s new game, UU Rowing, is scheduled for release on or about April 2011.

Sntaro has developed its own game engine technology, called the SOUL game engine, for the development of Massively Multiplayer Online Role-Playing Games (“MMORPG”).  Three Kingdoms Online and UU Rowing have both been developed using the SOUL engine and the Company intends to continue to use this engine for the development of both MMORPGs and other web-based games.  The following is an overview of the Company’s current game portfolio, which consists of Three Kingdoms Online, UU Rowing, and Tianzu Online:

Three Kingdoms Online takes the ancient history of China as the background to promoting Chinese martial arts and culture in a traditional way, to players not only in China, but also throughout the world. This new game is based on the ‘Three Kingdoms’ (‘Three Kingdoms’ translated in Chinese is ‘SanGuo’), a well-known historic Chinese fable. The Three Kingdoms period in 220 – 280 is one of the bloodiest in Chinese history and is part of an era of disunity, the Six Dynasties, following the loss of power of the Han Dynasty emperors.  Although relatively short, this historic period full of power struggles and sophisticated military strategies has been greatly romanticized in the cultures of China, Japan and Korea. Celebrated and popularized over the centuries in operas, folk tales and novels in more recent times, the Three Kingdoms saga has now been produced in films, television series, and video games.

Contrary to other games based on the Three Kingdoms legend, which are either formatted into western fantasy-style games or into more traditional Japanese-style games, Three Kingdoms Online reproduces the Three Kingdoms scenes close to reality with the help of abundant mission systems. Through the technical optimization, players have better and truer feeling for the game

Three Kingdoms Online players need to choose a Kingdom and start the game in their first role as a soldier. Players can enjoy reaching characters’ levels and earning free points under the easy level-playing feature, and be enthralled by the large-scale lifelike combat and war systems. Players not only have to focus on the characters’ individual abilities, but must also attach importance to using the card system proficiently. Players can purchase equipment to get more power to defeat enemies through the card system.

Cards offer instant magical power to attack the enemy mercilessly, which is usually a decisive factor in the battle. Players can recruit their own army once they have accumulated enough Reputation Score points, a feature that is separate from the various grades a player can obtain. Players in the virtual world can choose to kill other players on a one-to-one ‘Player Kill’ (PK) or on a massive army PK. Contestants will need to fight their way up the hierarchy to become the King of all Lands, who has all the power and privileges, commands the army in war and tries to unite all the tribes.

In terms of technology, this 3D MMROPG has achieved several breakthroughs:

•	the background map is four times bigger of those seen in comparable online games
•
the game is a cross-server game. Crossing the difference servers, players can have better personal experience, with a sense of accomplishment and honor. Through the design of cross-server, Sntaro can organize super-large scale game competition, and also establish the competitive relationship among different servers. This is an important feature that Sntaro’s programming team have successfully developed, as many other games have a problem in that players cannot use their tools and weapons on other servers.

One of the key characteristics of the game is that its promotion will fully benefit from the SanGuo TV series as the Three Kingdoms Online game will be advertised alongside the SanGuo TV series, both on television and on DVDs. The preparation of the SanGuo TV series consisting of 95 episodes started about five years ago, with filming commencing in September 2008, for a total estimated production cost of RMB100 million – one of the highest for any TV series in China. (The SanGuo TV series production premiered on TV on May 2, 2010, simultaneously on Jiangsu JSTV, Anhui AHTV, Tianjin TJTV and Chongqing CQTV.) Sntaro, in anticipation of the official launch of its new game in the market, has already set up a special server for the SanGuo TV series stars, so that online game players will have the opportunity to play along with the stars. The TV stars include Chen Jianbin, Chen Hao, Lu Yi, Yu Hewei, Zhao Ke, Ho Jun Tung Peter, Lin Hsin Ju Ruby, Yu Bin, Li Jichun, Huo Qing, Yu Rongguang, Huang Weide Victor, Sha Yi, Nie Yuan, Zhang Bo.

In summary, the key strengths of the game are:

•	Theme and Scenario: The theme of Three Kingdoms or SanGuo is greatly loved and very popular with Chinese players
•	Picture: Exciting game pictures will show the true battlefield of the Three Kingdoms
•	Game Experience: The game is designed so that thousands of people can fight for the imperial power and ascension to the throne
•	Sophisticated System: The multiple mission equipment system allows different scenarios and outcomes which gives the player more options to choose from
•	Film and Television Resources: Sntaro will cooperate with the new SanGuo TV Series and match the game roles with the TV characters, including using the TV actors’ voices

Final tests for the Three Kingdoms Online game started on May 17, 2010 and the official launch of the game is scheduled for October 2010.

UU Rowing, a competitive leisure racing game, is the first game in Sntaro’s UU World, which will consist of a series of separate Role Play Games (RPGs). Players will be able to communicate, trade tools, and conduct various activities in the lobby of UU World.

However, UU World is not an RPG, but is the platform for online game users to switch from one game to another.  New games will be added to UU World in the future, such as UU Combat, UU Air Battle, UU Golf, UU Tennis and UU Fishing. Although these games are separate from each other, tools obtained in one game can be used in another.

UU Rowing is the first water-based and obstacle course race online 3D online game to be launched in the Chinese market. Water is the basic design foundation and the game offers a series of diversified scenes, with various levels of complexity and interactive elements added throughout the race; these include sharks chasing players in the water, high-jumping and diving platforms, falling coconuts, etc. It is a fun non-violent game where players can race boats and jet skis. The game adopts a cute cartoon-style character setting and design of dynamic racing tracks and imitates different effects of boat racing on water due to different speed and weight of each boat. Some complex key technology features have been integrated to deliver more visual impact to the race and further enrich the experience and fun for the players.

In summary, the key strengths of the game are:

•	the first water racing game in China
•	a self-developed game engine

UU Rowing game is in its last phase of development and final testing of the game is scheduled for March 2011 with the official launch of the game scheduled for May 2011.

Tianzu Online is an upcoming Chinese martial arts online game, which is based on traditional Chinese culture and inspired by ancient martial arts techniques. The game will involve the twelve animals of the Chinese Zodiac, with masks from the Beijing Opera used to identify the various characters. Players will be able to purchase different identities and the themes used are linked to the tribes of Chinese minority groups.

Tianzu Online game is in the early stages of development with 40% of the development phase completed. The launch date for its operational phase will be finalized in the second half of 2010 and expectation is that the game will be available in June 2012.

Technology
Content might be king, but when it comes to Internet content, keeping up with technological innovation is just as crucial. Companies are continually developing new games with the latest technological tools to attract more users and boost revenues.

SOUL Game Engine
Without its own game engine, a company cannot understand in any depth the key drivers needed for developing an online game. This is the reason why Sntaro decided to develop its own advanced online engine product -- the SOUL Game Engine. Sntaro’s proprietary technology will enable a large number of concurrent gamers to play, and will also be able to support over 40,000 simultaneous players. This is a larger concurrent user capacity than many online game companies are currently able to operate in China.

Key components of the SOUL Game Engine include:

•	World Map Editor
•	Physical Properties Tool
•	Physical Effects Tool
•	Visual Material Tool
•	Artificial Intelligence Tool
•	User Interface Tool

World Map Editor
With highly sophisticated computer graphic design techniques and editors, art designers can build colorful topography and geomorphology through a basic height picture that is dynamic and flexible. Different levels of blending materials can be used, including displacement mapping, normal mapping and all kinds of complicated textures. For example, a rough and winding gravel path can be designed through the hills, and tracks covered with various types of plants and vegetation.

The SOUL Game Engine’s map editor completely supports the conversion between indoor and outdoor environments and also enables dynamic features per pixel for light and shade effects. With the synthesizing of the world map editor, the game can show and simulate waves, realistic fire, smoke, etc. In addition, the combination of the dynamic skybox and cloud editor system can produce a lifelike sky effect.

Physical Properties Tool
The ultimate role of the Physical Properties Tool editor is to enable games to appear more realistic. Most backgrounds and objects in earlier 3D games looked very unreal. Through the dynamic simulation techniques, the SOUL physical properties tool can set a physical collision-bounding box for each model and all the objects in one scene can have the physical information of mass, centre of gravity, linear and angular velocity, linear and angular momentum, etc. This information then can be used to calculate the model’s motor response, rotation reaction and collision response, by means of attaching real physical properties to the model.

This tool provides players with an incredible sensation of the real physical world. For example, players can pick up a table tennis ball, and then throw it away. They can see the progress of the ball hitting a wall, bouncing on the floor, rebounding back and dropping down, and then bouncing again and rolling about before finally stopping, just like in the real world. The lifelike physical effect makes the objects in the games movable instead of the composition of the pictures.

The SOUL Game Engine physical properties tool enables players to experience the games as a film spectacle, with realistic effects, such as explosions, collisions between different kinds of objects, collapsed buildings, etc.

Physical Effects Tool
The Physical Effects Tool editor covers diverse effects, including a smart particle system that can be used for all objects under any type of scenario, such as fire, shining metal, and smoke on battlefields. For example, the effect of light and shade on weapons can be seen in the game when a warrior shoots an arrow, or a ray of light will appear when a phoenix is passing by. Smart particle effects can also apply to bubbles in water.

Moreover, editing particles also includes adjustable selection for parameters such as in launch intervals, amount of particles, acceleration of gravity, flight vector, elasticity, and maximum and minimum particle life cycle, radius, and flight speed.

Users can imitate the particle effects from the real world, and experience a more realistic lifelike effect.

Visual Material Tool
The Visual Material Tool editor can create multi-layer blending through adjusting alpha and attenuation, which provide plentiful colors and display function, in order to support various function of the games, such as battle, fight, and run. Based on all surface light effects of an object and the physical properties and geometric characteristics of the material, the refractive index and reflectivity of each point can be calculated precisely.

With this tool, a ray of light will travel more naturally and create vivid light and shade effects, e.g. the path of a bullet can be tracked more easily. The most representative usage of the visual material editor is to produce light reflection for the metallic sheen of weapons, such as swords. Providing gloss for precious stones or gold coins is another typical usage.

The SOUL Visual Material Tool enriches Sntaro’s online games overall and will generate lots of fun for the players.

Artificial Intelligence Tool
The Artificial Intelligence (AI) Tool is used for editing the movements of non-player characters in the games. It mainly focuses on behavior selection and path-finding techniques. For example, the AI tool can make monsters walk along a path, keep them away from barriers, chase after a character, and attack players who are in their sphere of influence.

All the monsters in Sntaro’s online games will be given specific individual characteristics to make them seem true-to-life, so that online game players feel that the virtual games are close to reality.

User Interface Tool
The User Interface (UI) Tool is used for designing the game players’ interface. Designers establish a main interface, a skills interface, and set up conversation windows by editing all kinds of controls, such as user login interface, role specifications, and a series of other features to help players maximize their game experience.

Sales Strategy

Pricing Model
The Chinese market requires free-to-play content if an item-based charging business model is offered. In fact, unlike most western online game operators that rely on time-based charging business model to secure market revenue, the majority of Chinese online game operators offer their games for free. The companies profit when players purchase virtual online items in the course of their game play.

Sntaro plans to use the item-based revenue model for its game currently under development. Under the item-based revenue model, game players can activate the basic functions of the game free of charge for as long as they want. Sntaro will generate revenue through the sale of virtual items, such as performance-enhancing clothing, equipments and accessories that enhance the game-playing experience.  During the time that users are playing the games, Sntaro will stimulate users’ purchasing by developing and designing all kinds of tools to buy. In addition, the price of virtual items will be determined by the demand or expected demand for such virtual items to maximize income for the Company. Pricing of certain virtual items may be adjusted depending on their consumer patterns.

Once it begins selling its products, the Company expects that a large percentage of its sales will be conducted over the Internet through online payment systems. In order to provide a reliable online payment system, the Company is implementing a secure platform to protect its client’s confidential information and help combat computer crime.

Promotion/Advertising Strategy
Sntaro’s promotion strategy includes online advertising, offline promotions and traditional media. The Company will use different methods to target different demographic groups of game players:

•
For online advertising, the Company plans to advertise on a variety of websites, including on Internet cafe homepages. The Company will also use in-game promotional events available 24 hours a day, seven days a week, and will offer special seasonal edition virtual items to enhance game player participation at holiday time when participation may be lower than usual. Sntaro also plans to use videos to promote its games online, as a dynamic video can show the lifelike fighting scenes of a game, and at the same time can give a sense of the exciting special effects.

•
Sntaro will also use a variety of offline promotional events, including Internet cafe events, free trial plays, game players’ gatherings, and providing souvenirs and awards, such as fashionable MP4s, PSPs, a pricey car, huge cash prizes, or dinner with a super star. These promotional events offer good exposure to targeted customers at a low cost and can attract people’s attention to the activities, with potential new users at the end.

•
With respect to traditional media, the focus will be on print advertisements in magazines that target the Company’s game player base and outdoor multimedia. These media advertisements’ targets are game players who are less likely to have freely available access to a computer.

Network Promotion Strategy
The network promotion strategy consists of voluntary individuals or groups with sales skills capabilities and who are keen to promote the product to other potential users.

Sntaro will seek to minimize distribution and advertising costs to attract customers, and will provide rewards such as high-recharge bonus and virtual item redemption to those individuals or groups of people bringing new players/clients to the Company. This sales strategy will mainly be used for covering small cities or rural areas not covered by either local telecommunications operators or local sales teams.

Special Launch Events
At the time of the official launch of the online games, Sntaro will organize a series of large-scale promotion spectacles and activities, such as media conferences and promotion activities with celebrities in attendance. The Company will also build strategic cooperation with popular movies and TV series, and will participate in large-scale online game industry exhibitions such as Chinajoy as well as Internet expositions. The Company will also ensure that appropriate events will also take place nationwide in Internets café and university campuses.

Sntaro has just had a big marketing event for ‘Three Kingdoms Online’, which is about the launching press conference of Three Kingdoms Online website. Over 130 guests, reporters, and cooperators attended the conference, including main actors and actresses of Three Kingdoms TV series such as Chen Jianbin, Lin Hsin Ju Ruby, Yu Hewei, Zhang Bo, Sha Yi, Zhao Ke, Xu Wenguang, Xu Maomao, Huo Qing, Li Jichun, and Yu Bin. The game was promoted through video and live show of the game theme song.）

Distribution Strategy

Access to the Games
Sntaro’s game players will access the games at Internet cafes or on personal computers connected to the Internet.  In order to access the games, the game access software must be installed on the computer. Game players using personal computers and Internet cafe operators can typically download the game access software, interim updates and expansion packs directly from Sntaro’s official game website.

It will be important for Sntaro that its MMORPGs are available in a sufficient number of Internet cafes in China, as a substantial number of game players access online games through Internet cafes only. Due to limited hardware capacity, Internet cafes generally feature a limited number of games on their computers. The competition between online game operators is therefore intense. This competition may also further intensify due to restrictions and control on the total number of Internet cafes in China.

Sntaro will select Internet cafes based on the hardware specification of their PCs and users’ preferences in the area where the Internet cafes are located, and will take all necessary steps to maintain good relationships with Internet cafe operators by conducting periodical promotional events, as well as other general sales and marketing efforts.

Nationwide Distribution Network
Online payment systems in China are not as widely available to, or accepted by, consumers as they are in the United States. Companies still need to rely on a physical distribution network, composed of third-party distributors covering a network of retail outlets across China for the sale of their products and services.

Sntaro will sell prepaid game cards in virtual and physical form to a range of regional third-party distributors, who in turn sub-distribute them to numerous retail outlets across China. As of today, Sntaro’s nationwide distribution network consists of over 31 distributors, and reaches over 300 retail outlets. Sntaro will establish liaison offices with over 80 dedicated personnel to place and promote its products.

The virtual and physical pre-paid game cards are going to be sold by the domestic general agent. The general agent will distribute the game cards to local wholesalers, who in turn will sub-distribute the cards to local retailers.

The advantages of this sales model are:

•
With good channel relationships and operation goodwill with local wholesalers, the general agent can distribute point cards to wholesalers and retailers in a short period of time, and efficiently throughout the country

•
The online game operator can simplify the sales process, and focus on checking sales levels in the regional offices, as the logistics costs and operational side for distribution in the retail market are borne by the general agent

It is Sntaro’s intention once the games have been fully operational for at least one to two years and regional distributors are more familiar with Sntaro and its games, to establish direct distribution relationships with local dealers.

Sntaro will set up contact points with over 200 professional staff to sale and promote the game products.

Physical cards will be available in Internet cafes, newsstands, software stores, bookshops, newspaper stands, and convenience stores located throughout China. Virtual cards are available through various online channels such as well-known web service providers including the Company’s official game website, telecommunications service providers and Internet cafes.

Typically, Sntaro will collect payment from its distributors upon delivery of its prepaid game cards and plans to offer sales discounts and rebates to its distributors.

Distribution agreements of one-year terms will be put in place containing both pre-set sales and penetration targets, whereby distributors are required to sell prepaid game cards in a minimum number of Internet cafes in their designated sales territory.

The distribution agreements will be non-exclusive, and will not prohibit distributors from working with other online game operators.

Overseas Distribution Strategy
Identifying appropriate overseas markets, negotiating with potential third-party licensees and managing the relationships with those licensees require substantial management effort and skills.

Chinese online games can prove attractive to foreign markets, and one example of a successful online ‘Made in China’ game product overseas is Perfect World developed by Perfect World. Some Asian countries, such as Malaysia, Taiwan and Vietnam, are fast-growing online games markets, but lack local product development. As those countries have less competition than what is currently being observed in China, they are attractive markets for new players such as Sntaro.

To distribute some of its online games to those selective overseas markets, Sntaro will establish cooperation agreements with one of the local game operators in selected countries. The basic structure of the cooperation will have the local online game operators acting as distribution agents for Sntaro’s games in their local market. Licensing games in overseas markets requires translation of the games into the local language, and may require customization as well, to adapt the product for the local culture and players’ tastes.

Overseas licensing revenues will consist of an initial license fee and ongoing revenue-based royalties. The initial license fee will include a fixed amount payable upon signing the license agreement and additional license fees payable upon achieving certain sales targets. The ongoing revenue-based royalties are generally determined based on the amount charged to game players’ accounts in a given country or region, plus local sales of ancillary products of the game.

Technology Infrastructure
Sntaro’s major Internet Data Centre (IDC) is located in Beijing. This centre is critical to Sntaro’s overall operations, as it hosts key customer information such as account verification as well as the accounting and billing system. As the centre contains key data, it also has a sophisticated security system consisting of firewall, load balance devices, multi-processing and multi-core routers. In addition, when the number of concurrent users reaches 100,000, this core IDC will also play a key role for off-site disaster recovery if ever needed. In summary, the facility is a major back-up center in case of force majeure events, such as earthquake and firer, as well as a center managing users’ data and network traffic.

The Company has built a reliable and secure network infrastructure to fully support its operations. In order to maintain stable operation of its MMORPGs, Sntaro will maintain 300 servers located in Internet Data Centers (IDC) in 80 major cities in China. These major cities are initially Shanghai, Guangzhou, Shijiazhuang, Shenyang, Chengdu, and Xi’an and will initially be the network backbone nodes. These nodes will provide various regions with the capacity to accommodate up to 100,000 concurrent game players and a sufficient amount of connectivity bandwidth to maintain such a service. When the number of players will be close to 100,000, new backbone nodes will be set up.

Sntaro plans to have initially six servers per game and in each IDC:

•	one server will be used as the front-end role server that is for saving players’ role information
•	three servers will be used as map, scene and computing servers
•	one server will be the backup for the map server
•	one server will be the spare server

This infrastructure will enable Sntaro’s customers to play the games by connecting to the nearest server located in their region, without any need to exchange data across the national backbone network.

A technical support team with six technicians maintains the current technology infrastructure, and is constantly developing new software features to further enhance the functionality of the management and security systems. The team will be expanded to at least 17 technicians. The team monitors the operation of the server network 24 hours a day, seven days a week. The remote control system allows the Company to track concurrent online users in real time, and discover and fix problems in the operation of hardware and software in a timely fashion. In addition, frequent updates to the game server network will be made to ensure the stability of the operation.

Research and Development
In the year ended December 31, 2009, the Company spent US $1,548,850 on research and development.  In the year ended December 31, 2008 the company spent US $544,229 on research and development.  The Company is in the development stage and currently has no customers for its products.

Competition
The top 3 online game companies in China are Tencent, Shanda, and NetEase.  These 3 companies have a combined market share of 50%.  Six of the top Chinese online games operators are listed in the US, and three are listed on the Hong Kong Stock Exchange:

•	US NASDAQ: NetEase (NTES), The9 (NCTY), Perfect World (PWRD), Sohu/ChangYou (SOHU & CYOU), and Shanda Games (GAME)
•	US NYSE: Giant (GA)
•	HK HKSE: Tencent (0700.HK), Net Dragon Websoft Inc. (0777.HK) and Kingsoft (3888.HK)

The top online games operators have already begun strengthening their product offering platform and disengaging themselves from dependence on one single product. In this aim, they have achieved notable success.  At the same time, most of them have started to develop multiple games targeted at different market segments, and also put more emphasis on promoting a few competitive products to keep ahead of the market and achieve maximum profits.

Regulatory Environment
Certain Internet areas, such as telecommunications, information services, international connections to computer information networks, information security and censorship, are covered extensively by a number of existing laws and regulations issued by Chinese governmental authorities.

There are three key regulatory bodies overseeing the Chinese online games industry:

•	Ministry of Culture (MOC)
•	Ministry of Industry and Information Technology
•	General Administration of Press and Publication (GAPP)

GAPP has been the key regulatory body overseeing the online games industry in China. This is because online games are being considered as publications by online games companies and as such they have to obtain GAPP’s approval. In September 2009, however, China’s State Commission Office for Public Sector Reform issued a notice clarifying roles of various government bodies stating MOC as the key regulatory body of online game industry.

According to the Regulations for Administration of Internet Culture, and the Notice of Decision to Strengthen the Review of Internet Game Products issued by the Ministry of Culture, all online games products operating in China are required to file the following documents with the Ministry of Culture:

•	Application of filing for Online Games Products with Ministry of Culture
•	Business License for Internet Culture
•	Issue of online game virtual currency
•	Filing for games
•	Internet Publication License
•	Game Edition Number Issued by Press and Publication Administration

On July 28, 2009, the Ministry of Culture issued a notice banning online games that feature Mafioso kingpins, marauding street gangs or any sort of organized hooliganism. This is an important aspect, which shows that once an online game is developed, the process is not yet over. Indeed, if the government does not approve the game, the operator cannot launch the game in the market.

In accordance with the national laws and regulations of China, Sntaro plans to make full use of its advantages to provide high-quality and professional digital interactive entertainment services for its partners and players.

RISK FACTORS

We are a Smaller Reporting Company, and are not required to provide the information required by this item.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is an overview of the important factors that management focuses on in evaluating our business; financial condition and operating performance should be read in conjunction with the financial statements included in this Current Report on Form 8-K.  This discussion contains forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including those set forth in the Company’s reports filed with the SEC on Form 10-K, 10-Q and 8-K as well as in this Current Report on Form 8-K. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Results of Operations

Because the Company is in the development stage, our operations have been limited to developing our products.  As a result, the Company realized no revenue during the period from inception (August 9, 2006) through June 30, 2010. The Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC such as changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The following table sets forth a summary, for the periods indicated, our consolidated results of operations. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

Table One: (in USD)

	For the Six months ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)

Operating expenses
Research and development expenses	$811,630	$785,943
Sales and marketing expenses	13,616	76,184
General and administrative expenses	184,347	370,933

Loss from operations	(1,009,593)	(1,233,060)

Non-operating expenses	36,578	438,389

Loss before income tax expense and non-controlling interests	(1,046,171)	(1,671,449)

Deferred tax benefit	252,398	308,265

Net loss before allocation to non-controlling interests	(793,773)	(1,363,184)

Less: Net loss attributable to the non-controlling interests	(170,507)	(149,629)

Net loss attributable to Sntaro Tech Co., Ltd.	(623,266)	(1,213,555)
Other comprehensive income
Foreign currency translation adjustment	(10,179)	18,615
Comprehensive loss	(803,952)	(1,344,569)

Less: Comprehensive loss attributable to non-controlling interests	(171,228)	(149,595)

Comprehensive loss attributable to Sntaro Technology Co., Ltd.	$(632,724)	$(1,194,974)

Table Two: (in USD)

	For the years ended December 31,
	2009	2008
	(Audited)	(Audited)

Operating expenses
Research and development expenses	$1,548,850	$544,229
Sales and marketing expenses	118,818	18,743
General and administrative expenses	775,104	243,011

Loss from operations	(2,442,772)	(805,983)

Non-operating expenses	438,540	-

Loss before income tax expense and non-controlling interests	(2,881,312)	(805,983)

Deferred tax benefit	610,694	-

Net loss before allocation to non-controlling interests	(2,270,618)	(805,983)

Less: Net loss attributable to the non-controlling interest	(333,044)	-

Net loss attributable to Sntaro Technology Co., Ltd.	(1,937,574)	(805,983)
Other comprehensive income
Foreign currency translation adjustment	(22)	6,693

Comprehensive loss	$(1,937,596)	$(799,290)

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Research and Development (R&D) expenses

R&D expenses primarily consist of R&D salary, depreciation, and office and communication fees. For the year ended December 31, 2009, R&D expense was $1,548,850, representing an increase of $1,004,621 or 185%, compared with $544,229 for the corresponding period in 2008. Due primarily to increased R&D efforts of the Company’s R&D branch, the FL Network, salary expense increased from $465,509 in 2008 to $1,395,347 in 2009: an increase of $930,838, or 200%. Depreciation of equipment also increased by $22,921 or 58%, compared with the corresponding period in 2008.

Sales and marketing expenses

Selling expenses mainly represent advertising costs and fees. For the year ended December 31, 2009, selling expense was $118,818, representing an increase of $100,075 compared with $18,743 for the corresponding period in 2008.

The increase in selling expenses were due to the Company’s participation in certain business development events and activities to illustrate the Company’s image and assist in the marketing of the Company’s new games.

General and administrative expenses

General and administrative expenses consist primarily of compensation for personnel, travel expense, rental, materials expense related to ordinary administration and fees for professional services.

For the year ended December 31, 2009, total general and administrative expenses was $775,104, representing an increase of $532,093, or approximately 219% as compared to $243,011 for the corresponding period in 2008.

The sharp increase in general and administrative expenses were primarily attributable to the Company’s recent addition of two new offices which increased rental expense from $93,427 in 2008 to $291,819 in 2009, representing a $198,392 increase.

Non-operating expenses

Non-operating expenses for the year ended December 31, 2009 increased to $438,540 as compared to $0 for the corresponding period in 2008. The increase in non-operating expense was due to abandonment of a claim against FL Media, valued at $438,540. The claim was abandoned in order to obtain FL Media’s support in the future development and promotion of the Company’s San Guo Online game.

Deferred tax benefit

For the year ended December 31, 2009, the deferred tax benefit increased to $610,694 compared with $0 for the corresponding period in 2008. The increase in deferred tax benefit was due to management’s recognition of relevant deferred tax assets at the end of fiscal year 2009.

Net loss

For the year ended December 31, 2009, the net loss increased to $2,270,618 compared with $805,983 for the corresponding period in 2008. The increase in net loss was primarily due to increases in R&D expense, general and administrative expense, and non-operating expense, and was partially offset by the deferred tax benefit as outlined above.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Research and Development (R&D) expenses

For the six months ended June 30, 2010, R&D expenses were $811,630, representing an increase of $25,687 or approximately 3%, compared with $785,943 for the corresponding period in 2009. The increase in R&D expense was a result of increased spending on R&D during the six months ended June 30, 2010. During 2010, the Company cut spending through a departmental restructuring, and as a result, salary and other related expenses recorded as a part of R&D expense was reduced by $83,984 in first half year of 2010, however, because of office rental expense recorded as a part of R&D expense increased from $0 to $100,008, total R&D expense increased in the six months ended June 30, 2010 compared with the corresponding period in 2009.

Sales and marketing expenses

Selling expenses mainly represent payments for advertising costs and fees. For the six months ended June 30, 2010, selling expenses were $13,616, representing a $62,568 decrease compared with $76,184 for the corresponding period in 2009. The decrease is due to expenditures of $24,856 for attending the Shanghai Video Games Exhibition, and $43,600 for a promotional event in 2009, while the Company had so such expenditures in 2010.

General and administrative expenses

General and administrative expenses primarily consist of compensation for personnel, travel expenses, rental, materials expense related to ordinary administration and fees for professional services.

For the six months ended June 30, 2010, total general and administrative expenses were $184,347, representing a decrease of $186,586, or approximately 50% as compared to $370,933, for the corresponding period in 2009.

The decrease in general and administrative expenses were primarily attributable to the decline of rental and salary expenses. For the six months ended June 30, 2010, rental expense was $16,500, representing a decrease of $134,267 or approximately 89%, compared with the corresponding period in 2009. The decrease in rental expense was due to relocation of Company offices in April 2010. A decrease of $34,003 in salary expense was mainly due to management’s current focus on Sanguo Online’s R&D. Because management’s focus is currently on R&D, most of the salaries are recorded as “R&D expense” instead of general and administrative expense. Amortization of the start-up cost of the FL Network in 2009 partially offset the reductions in general and administrative expenses.

Non-operating expenses

For the six months ended June 30, 2010, the Non-operating expense decreased to $36,578 compared with $438,389 for the corresponding period in 2009.

During the six months ended June 30, 2010, the Company transferred its FL Network’s 2.5% share to Mrs. Yu Bai, on April 22, 2010 for free so that to obtain the support from Ms. Yu Bai on technical and management respects for $36,578.

During the six months ended June 30, 2009, the Company abandon a claim against FL Media, valued at $438,540. The claim was abandoned in order to obtain FL Media’s support in the future development and promotion of the Company’s SanGuo Online game.

Deferred tax benefit

For the six months ended June 30, 2010, the deferred tax benefit decreased to $252,398 compared with $308,265 for the corresponding period in 2009. The decrease is due from the loss which could be carried forward during six months ended June 30, 2009 is more than the same part in corresponding periods of 2010.

Net loss

For the six months ended June 30, 2010, the net loss decreased to $793,773 compared with $1,363,184 for the corresponding period in 2009. The decrease is due to the decrease of general and administrative expense and non-operating expenses.

Liquidity and Capital Resources

We anticipate that the existing cash and cash equivalents on hand, together with the net cash flows supported by owners and related parties will be sufficient to meet our working capital requirements for our on-going projects and to sustain the business operations for the next twelve months.

Since we initiated our business operations, we have been funded primarily by related parties.  Cixi Yide Auto Company (the “Cixi Yide) provided capital of $3,651,265 for the business’s initial operations.  Mr. Zhilian Chen is the major owner of Cixi Yide.

We currently have very little cash on hand and no other liquid assets.  Therefore, in order to carry on our business, we must obtain additional capital.  The Company intends to fund continuing operations through equity financing arrangements. The total capital the Company currently needs to complete its existing online games program (with two games close to being launched in the market), to finish developing its SOUL engine platform, and to set up a marketing platform to successfully sell and distribute the two games is approximately $10 million. This amount will mainly cover key future expenses with emphasis on the promotion and advertising of the games.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

	Year ended December 31,
	2009	2008

Net cash used in operating activities	$(2,590,144)	$(990,885)
Net cash used in investing activities	(131,389)	(80,864)
Net cash provided by financing actives	2,718,948	1,085,927
Effect of foreign currency exchange rate changes on cash and cash equivalents	38	(1,156)
Net (decrease) / increase in cash and cash equivalents	$(2,547)	$13,022

Net cash used in operating activates: Our net cash used in operating activities increased in 2009 compared with 2008, because the company is still in the development stage and has not created any revenue. As the Company advances its product line, increased R&D expense, general and administrative expense, and sales expense leads to an increase of required working capital.

Net cash used in investing activities: Our net cash used in investing activities increased $50,525 in 2009. This mainly resulted from purchasing additional R&D equipment and facilities purchasing.

Net cash provided by financing activities: Our cash provided by financing activities has significantly increased from $1,085,927 in the year ended December 31, 2008 to $2,718,948 in the year ended December 31, 2009, representing a 150.38% increase. The financing was mainly raised from a related party, Cixi Yide Company. Mr. Zhilian Chen is the major owner of Cixi Yide Company.

Working capital

Working capital is $(2,607,454) as of December 31, 2009 compared with $(108,718) as of December 31, 2008. The significant change in working capital is due to the development stage of the Company’s games. Because the Company’s games are not yet producing any revenue, the Company obtained loans to support daily operations. The Company obtained a loan in the amount of $351,609 at December 31, 2008 from Cixi Yide Company. As of December 31, 2009, the Company accumulatively obtained loans in the amount of $2,634,119 from Cixi Yide Company.

Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

	Six Months ended June 30,
	2010	2009

Net cash used in operating activities	$(960,559)	$(1,467,056)
Net cash used in investing activities	(8,070)	(104,414)
Net cash provided by financing actives	1,002,233	1,623,539
Effect of foreign currency exchange rate changes on cash and cash equivalents	182	9
Net increase in cash and cash equivalents	$33,787	$52,078

Net cash used in operating activities: The Company had no revenue from its inception in 2006 until June 30, 2010. Most operating cash flow is the result of cash-paid expenditure during operation. The decrease of net cash used in operating activities for period ended June 30, 2010 compared with that in first half year of 2009 was due to a decrease in salary expenses and rental expenses as more fully described above.

Net cash used in investing activities: Our net cash used in investing activities decreased $96,344 in the six month ended June 30, 2010 compared to that in the six months ended June 30, 2009. The decrease in net cash used in investing activities was the result of a decrease in the purchasing of new equipment and facilities during 2010.

Net cash provided by financing activities: Our cash provided by financing activities significantly decreased from $1,623,539 for the six months ended June 30, 2009 to $1,002,233 for the six months ended June 30, 2010, representing a decrease of 38.27%. This is a result of the current  financed capital could support current operation and product development,  As a result, the Company did not have a need for additional  capital.

Working capital

Working capital was $(3,596,968) as of June 30, 2010 as compared with $(2,607,454) as of December 31, 2009. The significant change in working capital was due to the development stage of the Company’s games. Because the Company’s games are not yet producing any revenue, the Company obtained loans to support daily operation. As of December 31, 2009, the Company accumulatively obtained loans in the amount of $2,634,119 from Cixi Yide Company. As of June 30, 2010, the Company accumulatively obtained loans in the amount of $3,651,265 from Cixi Yide Company.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Description of Property

The Company’s property and equipment consists wholly of computer equipment, leasehold improvements, and furniture. The value of the Company’s property and equipment was $208,279 as of June 30, 2010.

Employees

The Company currently employs approximately 250 designers and programmers with an average age of 26. The majority of employees have three to five years experience in the online games industry.

Competition for talented and well-educated professionals is intense among local online gaming companies. Management has set up an attractive work environment to stimulate employee creativity. A career advancement program has been prepared to provide opportunities for employees to receive additional training and promotion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

A.
The following Table sets forth information as of October 12, 2010, immediately following the Acquisition, regarding any person known to the Registrant to be the beneficial owner of more than five percent of any class of the Registrant’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class *
Common	Morning Express Limited **	32,600,000	48.3%
    * Based upon 67,500,000 shares outstanding.
  ** Mr. Zhilian Chen has sole voting power and sole investment power regarding all shares held by Morning Express, LTD.

B.
The following table sets forth information as of July 30, 2010 regarding ownership of each class of the Registrant’s equity securities by certain members of the Company’s management, including all Directors and nominees, and executive officers.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class *
Common	Morning Express LTD.	32,600,000	48.3%

C.
There are no arrangements, known to the Registrant, including any pledge by any person of securities of the Sntaro or any of its parents, the operation of which may at a subsequent date result in a change in control of the Sntaro.

Directors and Executive Officers

The following is a list of Sntaro’s executive officers and directors, and a brief account of the their education and business experience during at least the past five years, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Position	Name	Age
Chairman	Chen Zhi Lian	45
General Manager	Shen Zhixun	35
Chief Executive Officer (CEO)	Li Mingyang	34
Chief Financial Officer (CFO) (Through 2009)	Liu Hongguang	52
Chief Financial Officer (CFO)	Yan Dong	29
Chief Operating Officer (COO) (Through 2009)	Jiang Baochun	33
Chief Operating Officer (COO)	Sixiao Yan	43
Planning Director	Lin Zhixiong	33
Technical Manager	Jin Mingyi	35
Testing Manager	Wen Xi	31
Administrative Manager	Zhang Lu	28

Chen Zhi Lian – Chairman

Sntaro online games company was founded by Mr. Chen in 2006 in Beijing. Today, he is Chairman of the Company and a member of the Board of Directors. Born in 1965, Mr. Chen is an experienced and successful professional and has maintained several positions as Legal Representative throughout his career.

Mr. Chen commenced his professional career in 1985 in the supply and marketing department of a collective enterprise in Cixi, Zhejiang Province. In 1991, he established a Sino-foreign joint venture Xinlian Clothing and Shoes Co., Ltd. in Ningbo, Zhejiang Province, whose products were exported to over 20 countries.

In 2001, he founded Shente Chemical Fiber Co., Ltd. in Zhejiang Province. As one of the top hundred enterprises in Cixi City, the company today mainly focuses on chemical fiber production.

In 2004, Mr. Chen invested in the largest motor sales company in Cixi City: Yide Bus Service Co., Ltd. During 2005 and 2006, he established BMW Auto Sales shop, Toyota Auto Sales shop and Volkswagen Auto Sales shop. These auto sales ventures now sell over 9,000 vehicles annually.

Shen Zhixun- General Manager

Mr. Shen has been Sntaro’s General Manager since January 2008. He has 13 years’ experience in the online games industry, spending 8 years in Korea and 5 years in China. Prior to joining Sntaro, he was involved in various online games projects, such as Gamemon (portal site), Cartoon Moto (sports arcade) Online, Extreme Snowboard (X-Sports simulation game), Adventure Kingdom (MMORPG) and Beijing Taxi Driver Online.

After commencing his career in the web and mobile sector as a strategic planning director in South Korea in 1994, Mr. Shen joined Playforum Co. Ltd. in 1999 as Web Master. He moved to Keynes Co. Ltd. in 2002 as Director of Development, where he produced economics education games for the Korea Culture and Tourism Department.

In 2005, Mr. Shen moved to China, joining Sinodream Co. Ltd. as Development Director. In this post, he worked on amending the Tantra Online game (a flagship Korean game) for the Chinese market. As Project Director for Beijing Joy China Online Gaming Technology Co. Ltd., in 2006 he was involved in the development of Cartoon Moto, Adventure Kingdom and Extreme Snowboard games.

Mr. Shen writes teaching materials on strategic game planning and lectures in several universities. He is currently preparing teaching material for Jedi Lab in Shanghai Jiaotong University.

Mr. Shen has a bachelor degree in law from the University of Incheon in Korea.

Li Mingyang - Chief Executive Officer (CEO)

Mr. Li joined Sntaro in September 2007 as CEO. His role involves many key tasks, such as strategic planning (operational and financial), setting up and modernizing the management system, managing various departments and their annual budgets as well as performance and resources planning.

Prior to joining Sntaro, Mr. Li worked from November 2006 to August 2007 for Western Union (France) and was involved in the R&D of several key projects such as the discount card program. Mr. Li began his professional working career as an intern in the Purchasing Department of France’s automobile company Renault Group in May 2005.

Mr. Li has a PhD from Institut Europeen des Affaires (IEDA) in France and a Master’s Degree from INSEEC, one of the top business schools in France.

Liu Hongguang - Chief Financial Officer (CFO)

Mr. Liu is Sntaro’s CFO, having joined the Company in April 2007. He has over 20 years’ experience as an accountant, including 10 years as an accounting supervisor. Mr. Liu has worked in various corporations as CFO (Beijing Wei Yuan Electrical and Mechanical Co., Ltd.), and Treasurer (Beijing Education Book Publishers Ltd. and Beijing Food General Cooperation).

Mr. Liu graduated in 1986 from the School of Accounting at Beijing Technology and Business University.

Jiang Baochun – Chief Operating Officer (COO)

Mr. Jiang has a strong background in the online gaming industry, with six years of R&D and 5 years of management experience. He joined Sntaro in November 2009 as COO and he is also responsible for the marketing and sales of its two key online games: Three Kingdoms Online and UU Rowing.

Prior to joining Sntaro, Mr. Jiang was responsible for the operations of two games – Kusomania and The Lord of Dragon at Beijing Huanyu Kongjian Tech Co. Ltd. In February 2007, Mr. Jiang was employed by Beijing Xinyu Brother Tech Co., Ltd. where he negotiated business deals for overseas web games.

Mr. Jiang’s professional career also includes stints at Shanghai Ruanjin Tech Co., Ltd.; Dalian Zhuoao Tech Co., Ltd.; Beijing Kingsoft Co., Ltd.; and Guoji (Zhongshan) Electronic Co., Ltd.

Mr. Jiang holds a bachelor’s degree in manufacturing and automation from Jilin University.

Ms. Yan Dong  - Chief Financial Officer (CFO)

Ms. Yan Dong was born Feb. 11, 1981. She graduated from Ji Nan university with the bachelor degree in 2003. She first job is in Lament Brown Financial Consultant Co. as a assistant. From 2005 to 2009, she worked for Erisson Great China Corporation as a accounting assistant manager. Before she enjoined Sntaro in July 2010, she worked for Bayer Science China Corporation as accounting manager. After Jointed Sntaro ,she is the CFO.

Mr. Sixiao Yan - Chief Operating Officer (COO)

Mr. Sixiao Yan was born Jan. 18, 1967. He graduated from the mechenic and engineering department of Taiwan Chiao Tung University with Bachelor degree in 1990 and graduated from the material and engineering institute, Taiwan Qinghua University with Master degree in 1993. After he graduated, his first job is in the Hi-Sincerity Micro-Electricity Corporation as a engineer in 1993-1995. He also worked for Bate Computer co. and Jia Lei Information company as a engineer and manager respectively in 1995-1997. He worked for Air Liquide Co. Ltd. as quality controller and information program planner. In 2000, He jointed the Larger Network Corporation and started his work in online game field. From that time, he has undertaken the deferent position such as game programmer game QA designer producer CEO and vice-president in the LARGER NETWORK CORPORATION.

Lin Zhixiong- Planning Director

Mr. Lin is Sntaro’s Planning Director and joined the Company in October 2008.

Mr. Lin’s previous experience includes four years at Mgame Corp., a leading Korean online games developer and service provider where his achievements include the development and initial set-up of the Droiyan Online game and the development of the Chinese and Korean servers of the Knight Online game, for which Mr. Lin was also in charge of the Linux version.

In 2004, he was also heavily involved with the development of the server for the online game Herrcot Online at NaonTech.

Mr. Lin has a Trade Degree from Changwon University and has a Bitcamp MSEXPERT Degree from the BIT MSEXPERT Professional Courses.

Jin Mingyi– Project Manager

Mr. Jin has been Sntaro’s Project Manager since October 2008. His work experience and achievements in the online games industry include five year stint at NNG where he developed several 2D games, such as Walong Adventure and Little Magician, and the BBO MGame official customer server. He also served as a Program Development Manager at MGame China.

Mr. Jin has a Computer Technology Degree from Shengjie University.

Wen Xi– Testing Manager

Mr. Wen is Sntaro’s Testing Manager and joined the Company in September 2008. He is in charge of testing the UU Rowing online game program.

Prior to joining the Company, Mr. Wen was actively involved in R&D and testing of many online games. These include the Shenqu project at Beijing Landjin Tech. Inc., and the Liaoli Tianxia project at Rihai Internet Tech. Inc. From 2006 to 2008, Mr. Wen was a senior teacher at the Huizhong Yizhi Polytechnic School where he provided courses on game design.

Mr. Wen has a Computer Science Diploma from the Beijing Polytechnic School of Wireless Industry and is currently studying Finance at the Beijing Polytechnic School of Wireless Industry – Computer Science and Application.

Zhang Lu - Administrative Manager

Ms. Zhang has seven years’ experience as Administrative Manager and joined Sntaro in November 2009. Prior to joining Sntaro, Ms. Zhang worked for the online game company Beijing Kylin Web Info. Tech. Co. Ltd. and was in charge of HR and administration at Beijing StarWorks Music Co. Ltd.

Ms. Zhang has a Business Administration degree from the Southwestern University of Finance and Economics in Chengdu.

To the best of Registrant’s knowledge, none of Sntaro’s directors or executive officers, during the past ten years, has been involved in any legal proceeding of the type required to be disclosed under applicable SEC rules, including:

1.
Any petition under the Federal bankruptcy laws or any state insolvency law being filed by or against, or a receiver, fiscal agent or similar officer being appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Conviction in a criminal proceeding, or being a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
Being the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or
iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
Being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) of this section, or to be associated with persons engaged in any such activity;

5.
Being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or
ii.
Any law or regulation respecting financial institutions or insurance companies  including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.
Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Mr. Zhilian Chen, Chairman	2007-2009	$0							$0
Shen Zhixun, General Mgr	2008-2010	RMB 252,000 before tax							RMB 252,000 before tax
Li Mingyang, CEO	2010	RMB 144,000 before tax							RMB 144,000 before tax
Liu Hongguang, CFO	2007	RMB 24,000 before tax							RMB 24,000 before tax
Liu Hongguang, CFO	2008-2010	RMB 36,000 before tax							RMB 36,000 before tax
Jiang Baochun, COO	2009-2010	RMB 28,000 before tax							RMB 28,000 before tax
Lin Zhixiong, Planning Director	2008	RMB 84,000 before tax							RMB 84,000 before tax
Lin Zhixiong, Planning Director	2009	RMB 336,000 before tax							RMB 336,000 before tax
Jin Mingyi, Project Mgr	2008	RMB 105,000 before tax							RMB 105,000 before tax
Jin Mingyi, Project Mgr *	2009	RMB 420,000 before tax							RMB 420,000 before tax
Wen Xi, Testing Mgr	2008	RMB 32,000 before tax							RMB 32,000 before tax
Wen Xi, Testing Mgr	2009	RMB 96,000 before tax							RMB 96,000 before tax
Zhang Lu, Administrative Mgr	2010	RMB 72,000 before tax							RMB 72,000 before tax
Mr. Sixiao Yan, COO	2010	RMB 480,000 after tax							RMB 480,000 after tax
Ms. Yan Dong, CFO	2010	RMB 300,000 before tax							RMB 300,000 before tax

* On May 24, 2010, Mr. Jin signed an addition agreement with Sntaro. The agreement states that, under the specific condition, the Company may pay Mr. Jin the promissory ratio and amount of commission. The details are as follows:
After the development of “SanGuo Online” is finished and the game is formally launched, Mr. Jin can be rewarded based on the sales revenue. When the monthly sales revenue reaches RMB 2,000,000 – RMB 5,000,000, Mr. Jin can get 1% of the monthly sales revenue as the commission; when the monthly sales revenue reaches RMB 5,000,000, Mr. Jin’s commission can be 2% of the monthly sales revenue.

Certain Relationships and Related Transactions, and Director Independence
In the year ended December 31, 2009 and 2008, Cixi Yide Auto Company (the “Cixi Yide”), a company 97% owned by the Company’s 80% owner Zhilian Chen, made $2,281,636 and $351,609, respectively, loans to the Company. The amounts are unsecured and interest free, and repayable on demand. Due to Cixi Yide were $2,634,119 and $351,609 as of December 31, 2009 and 2008, respectively.

In the year ended December 31, 2007, the Company’s 80% owner Zhilian Chen made $18,047 loan to the Company. The amounts are unsecured and interest free, and repayable on demand, and were not repaid as of December 31, 2009.

Code of Ethics
We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics is filed as an exhibit to this report.

Director Independence / Board Committees
Three of our directors, Mr. David Cohen, Mr. Ji Chen and Mr. Yanjie Shao are independent directors, using the Nasdaq definition of independence.  Mr. David Cohen and Mr. Yanjie Shao comprise the Audit Committee (Mr. Cohen Chairman); Mr. David Cohen and  Mr. Ji Chen comprise the Compensation Committee (Mr. Ji Chen Chairman); and Mr. Ji Chen and Mr. Yanjie Shao comprise the Nomination Committee (Mr. Yanjie Shao Chairman).

Legal Proceedings
We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. There are no known pending legal proceedings to which the Registrant or its management is a party or of which any of their property is the subject, no such proceedings are known to have been threatened, and no such proceedings are known to be contemplated by governmental authorities.

Market Price of and Dividends on Common Equity and Related Stockholder Matters
The Registrant’s common shares have been approved by the Financial Industry Regulatory Authority (FINRA) to trade on the Over-the-Counter Bulletin Board (OTCBB), and have been assigned the trading symbol STIE.  However, there is no established public trading market for the Registrant’s securities.

Recent Sales of Unregistered Securities.
On October 12, 2010, in consideration of 100% of the issued and outstanding capital stock of SHL, the Registrant issued 55,670,000 shares of its common stock, par value $0.001, to the SHL Shareholders.

Each of the SHL Shareholders is a company organized under the laws of British Virgin Islands and each is neither a U.S Person, as such term is defined in Rule 902(k) of Regulation S, nor is it located within the United States. The 55,670,000 shares of common stock that Company issued to the SHL Shareholders are “restricted shares” which have not been registered with SEC and the resale of which must be made in accordance with Regulation S, Rule 144, the registration requirements of the Securities Act of 1933 or an available exemption.

Indemnification of Officers and Directors
The Company may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in the Company’s best interest. The Company may advance expenses incurred in defending a proceeding. The indemnification is intended to be to the fullest extent permitted by applicable law.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities
The Company has been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of the Company’s directors, officers, or controlling persons, the Company will, unless in the opinion of the Company’s legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction.  The Company will then be governed by the court's decision.

Changes in and Disagreements with Accountants
None.

Item 5.01 Changes in Control of Registrant

On October 12, 2010, in exchange for 100% of the capital stock of SHL, the Registrant issued 55,670,000 of Registrant’s common shares to the SHL shareholder, Morning Express Limited.  After issuance, the shares issued to Morning Express Limited represent approximately 48.3% of the total issued and outstanding shares of Registrant.  Morning Express Limited’s acquisition of Registrant’s common shares resulted in a change of control of Registrant.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers

On October 12, 2010, Mr. James D. Edsall resigned from all positions as officer and director of the Registrant.  Mr. Edsall’s resignation did not result from any disagreement between Mr. Edsall and the Registrant.

Also on October 12, 2010,  Mr. Zhilian Chen, Xiongbing Zhong, Mingyang Li, Yanjie Shao, David Cohen and Ji Chen were appointed as Directors of the Registrant.

Also on October 12, 2010, Mr. Zhilian Chen was elected as Chief Executive Officer and President, Yan Dong was elected as the Chief Financial Officer and Sixiao Yan was elected as the Chief Operating Officer of the Registrant.

Mr. Zhilian Chen (Executive Director/Chairman/CEO/President ) was born in 1965, Mr. Chen has maintained several positions as Legal Representative throughout his career.  He commenced his professional career in 1985 in the supply and marketing department of a collective enterprise in Cixi, Zhejiang Province. In 1991, he established a Sino-foreign joint venture Xinlian Clothing and Shoes Co., Ltd. in Ningbo, Zhejiang Province, whose products were exported to over 20 countries.

In 2001, Mr. Chen founded Shente Chemical Fiber Co., Ltd. in Zhejiang Province. As one of the top hundred enterprises in Cixi City, the company today mainly focuses on chemical fiber production.

In 2004, Mr. Chen invested in the largest motor sales company in Cixi City: Yide Bus Service Co., Ltd. During 2005 and 2006, he established BMW Auto Sales shop, Toyota Auto Sales shop and Volkswagen Auto Sales shop. These auto sales ventures now sell over 9,000 vehicles annually. Since 2006, Mr. Chen has been Chairman of Sntaro online games company and a member of the Board of Directors.

Mr. Mingyang Li (Executive Director) was born in July 6, 1976 and began his professional working career as an intern in the Purchasing Department of France’s automobile company Renault Group in May 2005.  He worked from November 2006 to August 2007 for Western Union (France) and was involved in the R&D of several key projects such as the discount card program. Mr. Li joined Sntaro in September 2007 as CEO. His role involves many key tasks, such as strategic planning (operational and financial), setting up and modernizing the management system, managing various departments and their annual budgets as well as performance and resources planning.

Mr. Li has a PhD from Institut Europeen des Affaires (IEDA) in France and a Master’s Degree from INSEEC, one of the top business schools in France.

Mr. Xiongbing Zhong (General Director)was born in Aug. 6, 1964 and worked for Zhong Shan technology school as a teacher in Guang Dong province from 1984 to 1989. During 1989 and 1997 Mr. Zhong conducted business in Guang Hua commercial firm in Guang Dong province. From 1997 to 2005, Mr. Zhong acted as general manager for Guang Dong Free Land movie studio. Following his tenure at Guang Dong Free Land, Mr. Zhong was general manager in Beijing Hua You Free Land digital musical Tech. Co. he joined Sntaro in 2009 as the Company’s General Director.

Mr. Yanjie Shao (Independent Director) born Sept. 20, 1939, He graduated from the Liaoning Finance college with economic bachelor degree in 1965 . He worked as the director of the department of technical transformation, headquarters of Industrial and Commercial Bank of China from 1984 to 1988. From 1988 to 1997, Mr. Shao was promoted to president of the Beijing branch of ICBC. After his employment at ICBC, He serviced in Shanghai Pudong Development Bank as the Vice-Chairman. He retired in 2004.

Mr. Ji Chen (Independent Director) was born March 16, 1952. He graduated from Beijing Normal University with the bachelor degree in 1976 and graduated  from Beijing Administrative College with master degree in 1998. From 1988 to 1995, Mr. Chen works as chief editor of the Beijing Youth Daily. From 1995 until the present, Mr. Chen provided services for Beijing Star Group Corporation as the Company’s vice-president.

Mr. David Cohen (Independent Director) has been of counsel at Sichenzia Ross Friedman Ference LLP., and is currently a director of Changda International Holdings, Inc.  From 2005 to 2010,  Mr. Cohen was a sole practitioner specializing in bankruptcy, reorganization, litigation and transportation matters.  From 1999 to 2005, Mr. Cohen managed the bankruptcy practice at Herzfeld & Rubin, P.C.  From 1992 to 1999, Mr. Cohen was managing partner at Cohen & Lippman, LLP. From 2001 to 2004, Mr. Cohen has served as an independent Director of Laidlaw Global Corporation, a Financial Holding company. In that function, he served as an independent Director and Member of the Audit Committee and the Compensation Committee. Mr. Cohen has served in the United States military in a communication unit based in Germany and was a Senior Executive for an Aviation company headquartered in Vienna, Austria with worldwide charter operations.  Mr. Cohen is a Graduate of New York Law School.

Ms. Yan Dong (Chief Financial Officer) was born in Feb. 11, 1981. She graduated from Ji Nan university with the bachelor degree in 2003. She first job is in Lament Brown Financial Consultant Co. as a assistant. From 2005 to 2009, she worked for Erisson Great China Corporation as a accounting assistant manager. Before she enjoined Sntaro in July 2010, she worked for Bayer Science China Corporation as accounting manager. After Jointed Sntaro ,she is the CFO.

Mr. Sixiao Yan (Chief Operating Officer) was born in Jan. 18, 1967. He graduated from the mechenic and engineering department of Taiwan Chiao Tung University with Bachelor degree in 1990 and graduated from the material and engineering institute, Taiwan Qinghua University with Master degree in 1993. After he graduated, his first job is in the Hi-Sincerity Micro-Electricity Corporation as a engineer in 1993-1995. He also worked for Bate Computer co. and Jia Lei Information company as a engineer and manager respectively in 1995-1997. He worked for Air Liquide Co. Ltd. as quality controller and information program planner. In 2000, He jointed the Larger Network Corporation and started his work in online game field. From that time, he has undertaken the deferent position such as game programmer game QA designer producer CEO and vice-president in the LARGER NETWORK CORPORATION.

To the best of Registrant’s knowledge, none of Registrant’s directors or executive officers, during the past ten years, has been involved in any legal proceeding of the type required to be disclosed under applicable SEC rules, including:

1.
Any petition under the Federal bankruptcy laws or any state insolvency law being filed by or against, or a receiver, fiscal agent or similar officer being appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Conviction in a criminal proceeding, or being a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
Being the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or
iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
Being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) of this section, or to be associated with persons engaged in any such activity;

5.
Being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or
ii.
Any law or regulation respecting financial institutions or insurance companies  including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
8.
Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective July 23, 2010, the Registrant amended its Articles of Incorporation to increase its authorized common shares to 100,000,000 shares.  The Amendment was consented to and approved by a majority of the Registrant’s Shareholders.

Item 5.06 Change in Shell Company Status

As a result of the transactions described in Item 2.01 of this Current Report on Form 8-K, on October 12, 2010, the Company ceased being a “shell company” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1
Audited financial statements of Beijing Sntaro Technology Co., Ltd. and its subsidiary for the years ended December 31, 2009, 2008 and 2007, and unaudited financial statements for the six months ended June 30, 2010.

Exhibit 99.2	Unaudited pro forma of the combined balance sheet of the Registrant and the notes related thereto.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARO INTERACTIVE ENTERTAINMENT COMPANY

By:	/s/ Zhilian Chen
Name:	Zhilian Chen
Title:	President

Dated:  October 18, 2010